EXHIBIT 10.35

Rentrak Corporation

Summary of Compensation Arrangements for Non-Employee Directors

Each non-employee director of Rentrak Corporation (“Rentrak”) receives an annual retainer of $20,000; non-employee directors who serve on the Audit Committee receive an additional retainer of $2,500.  Non-employee directors are also paid $500 for each board meeting they attend in person or by telephone conference call.  Each director who serves on a board committee is paid $500 for attending each in-person or telephone conference committee meeting.  Rentrak also reimburses directors for their travel expenses for each meeting attended in person.

Under Rentrak’s 1997 Equity Participation Plan, each non-employee director receives an automatic grant, at the beginning of each fiscal year, of a stock option exercisable for 10 years, subject to earlier termination if the director ceases to be a director.  The option entitles the director to purchase 10,000 shares of Rentrak common stock at a purchase price equal to the fair market value of Rentrak’s stock on the date of grant and becomes exercisable in full one year after the date of grant.  Each chair of a board committee simultaneously receives an option to purchase an additional 2,500 shares on the same terms.